NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Aglaia Pikounis
July 27, 2017	617-292-9746
aglaia.pikounis@fhlbboston.com

FEDERAL HOME LOAN BANK OF BOSTON ANNOUNCES 2017
SECOND QUARTER RESULTS AND DECLARES DIVIDEND

BOSTON - The Federal Home Loan Bank of Boston announced its preliminary, unaudited second quarter financial results for 2017, reporting net income of $39.4 million for the quarter. The Bank expects to file its quarterly report on Form 10-Q for the quarter ending June 30, 2017, with the U.S. Securities and Exchange Commission next month.

The Bank's board of directors also declared a dividend equal to an annual yield of 4.22 percent, the approximate daily average three-month LIBOR yield for the second quarter of 2017 plus 300 basis points. The dividend, based on average stock outstanding for the second quarter of 2017, will be paid on August 2, 2017. The board expects to follow this formula for declaring cash dividends through 2017, though a quarterly loss or a significant, adverse event or trend could cause a dividend to be suspended or reduced.

“The Bank continued its steady performance in the second quarter, recording strong net income and increased net interest income and net interest spread,” said President and Chief Executive Officer Edward A. Hjerpe III. “In addition, through June 30, 2017, our members report that our Jobs for New England (JNE) program has helped create or preserve nearly 1,000 jobs for small businesses throughout New England including women-, minority-, and veteran-owned businesses. Since JNE launched in 2016, we have partnered with our members to help create and save more than 3,000 jobs across New England.”

Second Quarter 2017 Operating Highlights

Net income for the quarter ending June 30, 2017, was $39.4 million, compared with net income of $47.5 million for the same period in 2016. The decrease was primarily due to litigation settlement income of $19.6 million in the second quarter of 2016, while there were no litigation settlements in the second quarter of 2017. The reduction in litigation settlement income was offset by an increase of $9.3 million in net interest income after provision for credit losses, and a $2.5 million reduction in losses on derivatives and hedging activities. These results led to a $4.4 million contribution to the Bank's Affordable Housing Program for the quarter.

Net interest income after provision for credit losses for the three months ended June 30, 2017, was $63.9 million, compared with $54.7 million for the same period in 2016. The $9.3 million increase in net interest income after provision for credit losses was primarily attributable to a $1.1 billion increase in average earning assets, from $58.5 billion for the three months ended June 30, 2016, to $59.6 billion for the three months ended June 30, 2017, as well as a three basis point increase in the Bank's net interest spread. The increase in average earning assets was driven by a $2.4 billion increase in average advances balances partially offset by a $1.5 billion decrease in average investments balances.

June 30, 2017 Balance-Sheet Highlights

Total assets decreased $791.3 million, or 1.3 percent, to $60.8 billion at June 30, 2017, from $61.5 billion at year-end 2016. During the six months ended June 30, 2017, advances decreased $671.7 million, or 1.7 percent, to $38.4 billion, compared with $39.1 billion at year-end 2016. The decrease in advances was broad based, with variable-rate advances and fixed-rate putable advances most significantly represented.

Total investments were $18.1 billion at June 30, 2017, up $110.9 million from the prior year-end total of $18.0 billion. The retained portfolio of mortgage loans totaled $3.8 billion at June 30, 2017, an increase of $110.7 million from year-end 2016.

GAAP capital at June 30, 2017, was $3.3 billion, an increase of $88.7 million from $3.2 billion at year-end 2016. Capital stock decreased by $2.7 million due to repurchases of $517.8 million and transfers to mandatorily redeemable stock of $8.7 million. These decreases were offset by the issuance of $523.8 million of capital stock to support advances borrowings by certain members during the six-month period. Total retained earnings grew to $1.2 billion, an increase of $28.3 million, or 2.3 percent, from December 31, 2016. Of this amount, restricted retained earnings totaled $244.6 million at June 30, 2017. Accumulated other comprehensive loss totaled $320.5 million at June 30, 2017, an improvement of $63.1 million, or 16.4 percent, from December 31, 2016.

The Bank was in compliance with all regulatory capital ratios at June 30, 2017, and in the most recent information available was classified “adequately capitalized” by its regulator, the Federal Housing Finance Agency, based on the Bank's financial information at March 31, 2017.(1)

About the Bank

The Federal Home Loan Bank of Boston is a cooperatively owned wholesale bank for housing finance in the six New England states. Its mission is to provide highly reliable wholesale funding and liquidity to its member financial institutions in New England. The Bank also develops and delivers competitively priced financial products, services, and expertise that support housing finance, community development, and economic growth, including programs targeted to lower-income households.

Federal Home Loan Bank of Boston Balance Sheet Highlights (Dollars in thousands) (Unaudited)

	6/30/2017	3/31/2017	12/31/2016
ASSETS
Advances	$38,427,616	$35,479,424	$39,099,339
Investments (2)	18,142,252	17,215,779	18,031,331
Mortgage loans held for portfolio, net	3,804,581	3,675,598	3,693,894
Other assets	379,798	198,001	721,022
Total assets	$60,754,247	$56,568,802	$61,545,586

LIABILITIES
Consolidated obligations, net	$56,383,953	$52,157,473	$57,225,398
Deposits	469,173	490,268	482,163
Mandatorily redeemable capital stock	37,380	32,677	32,687
Other liabilities	530,230	542,523	560,560

CAPITAL
Class B capital stock	2,408,647	2,458,667	2,411,306
Retained earnings - unrestricted	1,000,694	994,011	987,711
Retained earnings - restricted (3)	244,631	236,755	229,275
Total retained earnings	1,245,325	1,230,766	1,216,986
Accumulated other comprehensive loss	(320,461)	(343,572)	(383,514)
Total capital	3,333,511	3,345,861	3,244,778
Total liabilities and capital	$60,754,247	$56,568,802	$61,545,586

Total regulatory capital-to-assets ratio	6.1%	6.6%	5.9%
Ratio of market value of equity (MVE) to par value of capital stock (4)	151%	148%	148%
Income Statement Highlights (Dollars in thousands) (Unaudited)

	For the Three Months Ended			For the Six Months Ended
	6/30/2017	3/31/2017	6/30/2016	6/30/2017	6/30/2016

Total interest income	$224,227	$199,091	$167,404	$423,318	$337,560
Total interest expense	160,407	136,587	112,825	296,994	226,877
Net interest income	63,820	62,504	54,579	126,324	110,683
Net interest income after provision for credit losses	63,945	62,555	54,690	126,500	110,783
Net other-than-temporary impairment losses on investment securities recognized in income	(568)	(418)	(1,003)	(986)	(2,350)
Litigation settlements	—	—	19,584	—	19,584
Other income (loss)	1,020	427	(1,787)	1,447	(4,777)
Operating expense	15,890	16,722	15,918	32,612	31,497
Other expense	4,707	4,252	2,770	8,959	6,125
AHP assessment	4,418	4,192	5,312	8,610	8,632
Net income	$39,382	$37,398	$47,484	$76,780	$76,986

Performance Ratios: (5)
Return on average assets	0.26%	0.25%	0.32%	0.26%	0.26%
Return on average equity (6)	4.74%	4.56%	6.09%	4.65%	5.00%
Net interest spread	0.36%	0.36%	0.33%	0.36%	0.33%
Net interest margin	0.43%	0.43%	0.37%	0.43%	0.38%

(1)
For additional information on the Bank's capital requirements, see Item 7 — Management's Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Capital in the Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 24, 2017 (the 2016 Annual Report).

(2)	Investments include available-for-sale securities, held-to-maturity securities, trading securities, interest-bearing deposits, securities purchased under agreements to resell, and federal funds sold.

(3)
The Bank's capital plan and a joint capital enhancement agreement among all Federal Home Loan Banks require the Bank to allocate a certain amount, generally not less than 20 percent of each of quarterly net income and adjustments to prior net income, to a restricted retained earnings account until a total required allocation is met. Amounts in the restricted retained earnings account are unavailable to be paid as dividends, which may be paid from current net income and unrestricted retained earnings. For additional information, see Item 5 — Market for Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities in the 2016 Annual Report.

(4)
MVE equals the difference between the estimated market value of assets and the estimated market value of liabilities, and the ratio of MVE to par value of Bank capital stock can be an indicator of future net income to the extent that it demonstrates the impact of prior interest-rate movements on the capacity of the current balance sheet to generate net interest income. However, this ratio does not always provide an accurate indication of future net income. Accordingly, investors should not place undue reliance on this ratio and are encouraged to read the Bank's discussion of MVE, including discussion of the limitations of MVE as a metric, in Item 7A — Quantitative and Qualitative Disclosures About Market Risk — Measurement of Market and Interest Rate Risk in the 2016 Annual Report.

(5)	Yields for quarterly periods are annualized.

(6)	Return on average equity is net income divided by the total of the average daily balance of outstanding Class B capital stock, accumulated other comprehensive loss, and total retained earnings.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This release, including the unaudited balance sheet highlights and income statement highlights, uses forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and is based on the Bank's expectations as of the date hereof. The words “preliminary,” “expects,” “will,” "continued," and similar statements and their plural and negative forms are used in this notification to identify some, but not all, of such forward-looking statements. For example, statements about future declarations of dividends, future excess stock repurchases, and expectations for advances balances and mortgage-loan investments are forward-looking statements, among other forward-looking statements herein. The Bank cautions that, by their nature, forward-looking statements involve risks and uncertainties, including, but not limited to, the application of accounting standards relating to, among other things, the amortization of discounts and premiums on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; and other-than-temporary impairment of investment securities, in addition to instability in the credit and debt markets, economic conditions (including effects on, among other things, MBS), changes in interest rates, and prepayment speeds on mortgage assets. Accordingly, the Bank cautions that actual results could differ materially from those expressed or implied in these forward-looking statements or could impact the extent to which a particular objective, projection, estimate or prediction is realized and you are cautioned not to place undue reliance on such statements. The Bank does not undertake to update any forward-looking statement herein or that may be made from time to time on behalf of the Bank.

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